EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

RELM Wireless Corporation

West Melbourne, Florida

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration No. 333-112446, No. 333-25795 and No. 333-147354) of RELM Wireless Corporation of our report dated March 4, 2010, relating to the consolidated financial statements, which appears in this Form 10-K.

/s/ BDO Seidman, LLP

Miami, Florida

March 4, 2010